Exhibit 5.1

February 25, 2022

Guerrilla RF, Inc.

1196 Pleasant Ridge Road, Suite 5

Greensboro, North Carolina 27409

Re:	Guerrilla RF, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

As counsel for Guerrilla RF, Inc., a Delaware corporation (the “Registrant”), we furnish the following opinion in connection with the proposed issuance by the Registrant of up to 5,026,716 shares of common stock, $0.0001 par value per share (“Common Stock”), to be issued under the Guerrilla RF, Inc. 2014 Long-Term Stock Incentive Plan (the “2014 Plan”) and the Guerrilla RF, Inc. 2021 Equity Incentive Plan (the “2021 Plan” and together with the 2014 Plan, the “Plans”).

These securities are the subject of the Registration Statement on Form S-8 to be filed by the Registrant with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), to which this opinion is to be attached as an exhibit.

As counsel to the Registrant, we have examined originals or copies of its amended and restated certificate of incorporation, its amended and restated bylaws, its minute book, certain certificates and written statements of officers of the Registrant, certain certificates of public officials, the Plans and such other documents and records of the Registrant as we have deemed necessary for the purpose of giving the opinion hereinafter expressed. Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that the shares of Common Stock of the Registrant that are being registered pursuant to the Registration Statement have been duly authorized by all necessary corporate action on the part of the Registrant, and, upon issuance, delivery and payment therefor in the manner contemplated by the Plans and the Registration Statement, the shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the 1933 Act or the regulations promulgated pursuant to the 1933 Act.

This opinion is limited to the federal laws of the United States and the laws of the State of Delaware, and no opinion is expressed as to the laws of any other jurisdiction.

Our opinion is as of the date hereof, and we do not undertake to advise the Registrant of matters that might come to our attention subsequent to the date hereof that may affect our legal opinion expressed herein.

Very truly yours,

/s/ Brooks, Pierce, Pierce, McLendon, Humphrey & Leonard, L.L.P.

BROOKS, PIERCE, PIERCE, MCLENDON, HUMPHREY & LEONARD, L.L.P.